Final Pricing Supplement No. WF29 dated February 21, 2012 (to Product Prospectus Supplement FIN-1, Prospectus Supplement and Prospectus each dated January 28, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-171806

Royal Bank of Canada
$2,000,000 Fixed to Floating Rate Notes Notes due February 24, 2020

▪     Quarterly interest payments

▪     The per annum rate of interest payable on the Notes during their first year will be fixed at 1.75%. Thereafter, interest on the Notes will be reset quarterly to a per annum rate equal to 3 month USD LIBOR; however, in no event will the per annum rate be less than the “Coupon Floor” of 1.75% or more than the “Coupon Cap” of 5.00%.

▪     Term of 8 years

▪     The Notes will not be listed on any securities exchange

Investing in the Notes involves risks. See “Additional Risk Factors” on page PS-4.

The Notes are unsecured obligations of Royal Bank of Canada and all payments on the Notes are subject to the credit risk of Royal Bank of Canada. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	$1,000.00	$2,000,000
Underwriting Discount and Commission(1)	$10.50	$ 21,000
Proceeds to Royal Bank of Canada	$989.50	$1,979,000

(1)
Wells Fargo Securities, LLC will receive an underwriting discount and commission of $10.50 for each Note sold in this offering.  From this underwriting discount and commission, Wells Fargo Securities, LLC will pay selected dealers, including Wells Fargo Advisors, LLC and Wells Fargo Advisors Financial Network, LLC, a selling commission of $10.50 for each Note they sold.  In addition to the underwriting discount and commissions, the public offering price specified above includes structuring and development costs received by Wells Fargo Securities, LLC. The underwriting discount and commissions and the structuring and development costs total $17.83 per $1,000 principal amount of the Notes.  See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this pricing supplement for further information regarding how we may hedge our obligations under the Notes.

Wells Fargo Securities

The date of this pricing supplement is February 21, 2012

Fixed to Floating Rate Notes, Due February 24, 2020

INVESTMENT CONSIDERATIONS

We have designed the Notes for investors who:

▪	seek current income of a fixed 1.75% per annum for the first year and at least the Coupon Floor of 1.75% per annum thereafter;

▪
seek an investment with a per annum interest rate that will be reset quarterly after the first year of the Notes and will be equal to 3 month USD LIBOR, subject to the Coupon Cap of 5.00% per annum and the Coupon Floor of 1.75% per annum, for any quarterly interest period;

▪	understand that the interest rate on the Notes will never be higher than the Coupon Cap of 5.00% per annum regardless of how high 3 month USD LIBOR rises;

▪
understand that if 3 month USD LIBOR is less than the Coupon Cap of 5.00% per annum for any quarterly interest period after the first year, the cumulative interest rate for the year will be less than the Coupon Cap of 5.00% per annum; and

▪	are willing to hold the Notes until maturity.

The Notes are not designed for, and may not be a suitable investment for, investors who:

▪	seek a liquid investment or are unable or unwilling to hold the Notes to maturity;

▪	expect interest rates to increase beyond the interest rates provided by the Notes;

▪	are unwilling to accept the credit risk of Royal Bank of Canada; and

▪	prefer the certainty of investments with fixed coupons for their entire term and with comparable maturities issued by companies with comparable credit ratings.

Fixed to Floating Rate Notes, Due February 24, 2020

SUMMARY

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	Wells Fargo Securities, LLC

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess of $1,000

Pricing Date:	February 21, 2012

Issue Date:	February 24, 2012

Maturity Date:
February 24, 2020. If the stated maturity date is not a business day, any payment required to be made on the Notes on the maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the maturity date.  No additional interest will accrue during the period from and after the scheduled maturity date. The Notes are not subject to repayment at the option of the holder.

CUSIP:	78008TS96

Type of Note:	Fixed to Floating Rate Note

Interest Rates Per Annum:	Commencing February 24, 2012 and ending February 23, 2013: 1.75% Commencing February 24, 2013 and ending February 23, 2020: Reference Rate, subject to the Coupon Cap and Coupon Floor.

Reference Rate:
For each interest period that begins on or after February 24, 2013, 3 Month USD LIBOR, as displayed on Reuters page LIBOR01 or any successor page at 11:00 a.m. London time on the determination date for such interest period, in respect of deposits commencing on the second London business day following such determination date.  The Reference Rate will be determined as described under “Description of the Notes We May Offer—Interest Rates—LIBOR Notes” beginning on page 17 of the accompanying prospectus supplement, except as expressly set forth in this pricing supplement.

Coupon Cap:	5.00% per annum, the maximum interest rate following the first year

Coupon Floor:	1.75% per annum, the minimum interest rate following the first year

Interest Payment Dates:
February 24, May 24, August 24 and November 24 of each year, commencing May 24, 2012, and at the stated maturity date. If a scheduled interest payment date is not a business day, interest will be paid on the next business day, and interest will not accrue during the period from and after the scheduled interest payment date.

Interest Period:
On each interest payment date, interest will be paid for the period commencing on and including the immediately preceding interest payment date and ending on the day immediately preceding that interest payment date. This period is referred to as an “interest period.” The first interest period will commence on and include the issue date and end on and include May 23, 2012. Interest payable with respect to an interest period will be computed on the basis of a 360-day year of twelve 30-day months.

Determination Date:	For each interest period that begins on or after February 24, 2013, two London business days prior to the first day of such interest period.

Optional Redemption:	Not Applicable

Fixed to Floating Rate Notes, Due February 24, 2020

U.S. Federal Income Tax Treatment:
The Notes should be treated as variable rate debt instruments for U.S. federal income tax purposes. Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement and the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement.  You should consult your tax advisor about your own tax situation.

Calculation Agent:	RBC Capital Markets, LLC

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Fixed to Floating Rate Notes, Due February 24, 2020

ADDITIONAL RISK FACTORS

The Notes involve risks not associated with an investment in ordinary fixed rate notes. This section describes the most significant risks relating to the terms of the Notes. For additional information as to the risks relating to the Notes, please see the product prospectus supplement FIN-1 dated January 28, 2011 and the prospectus supplement dated January 28, 2011. You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

The Amount of Interest You Receive May Be Less than the Return You Could Earn on Other Investments.

Interest rates may change significantly over the term of the Notes, and it is impossible to predict what interest rates will be at any point in the future. Although the interest rate on the Notes after the first year will be equal to the level of the Reference Rate, the interest rate that will apply at any time on the Notes may be more or less than other prevailing market interest rates at such time and in any event will never exceed 1.75% per annum for the first year and the Coupon Cap of 5.00% following the first year regardless of the level of the Reference Rate on any determination date. In addition, if the Reference Rate is less than the Coupon Cap for any quarterly interest period after the first year, the cumulative interest rate for that year will be less than the Coupon Cap. As a result, the amount of interest you receive on the Notes may be less than the return you could earn on other investments.

Investors Are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.

Investors are dependent on Royal Bank’s ability to pay all amounts due on the Notes on the interest payment dates and at maturity, and, therefore, investors are subject to the credit risk of Royal Bank and to changes in the market’s view of Royal Bank’s creditworthiness. Any decrease in Royal Bank’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank’s credit risk is likely to adversely affect the market value of the Notes.

The Inclusion of the Underwriting Discount and Commission and the Structuring and Development Costs in the Initial Public Offering Price of the Notes and Certain Hedging Costs Are Likely to Adversely Affect the Price at Which You Can Sell Your Notes.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wells Fargo Securities, LLC is willing to purchase the Notes in secondary market transactions will likely be lower than the initial public offering price. The initial public offering price includes, and secondary market prices are likely to exclude, the underwriting discount and commission paid in connection with the initial distribution and the structuring and development costs. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by Wells Fargo Securities, LLC, as a result of dealer discounts, mark-ups or other transactions.

An Investment in the Notes May Be More Risky than an Investment in Notes with a Shorter Term.

The Notes have a term of approximately 8 years. By purchasing Notes with a longer term, you will bear greater exposure to fluctuations in interest rates than if you purchased a note with a shorter term. In particular, you may be negatively affected if interest rates begin to rise because the interest rate applicable to your Notes during a particular interest period may be less than the amount of interest you could earn on other investments available at that time. In addition, if you try to sell your Notes at that time, the value of your Notes in any secondary market transaction would also be adversely affected.

Fixed to Floating Rate Notes, Due February 24, 2020

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

The following factors, which are beyond our control, may influence the market value of your Notes:

•	The Reference Rate. The value of the Notes prior to maturity will be influenced by the current and expected levels of 3 month USD LIBOR.

•
Changes in U.S. interest rates. In general, assuming all other conditions are held constant, if U.S. interest rates increase, the market value of the Notes may decrease, and if U.S. interest rates decrease, the market value of the Notes may increase.

•
Time Remaining To Maturity. The value of the Notes may be affected by the time remaining to maturity. As a result of a “time premium,” the Notes may have a value above that which would be expected based on the level of interest rates and the level of the Reference Rate at such time the longer the time remaining to maturity. A “time premium” results from expectations concerning the level of the Reference Rate during the period prior to maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease and, depending on the level of the Reference Rate at such time, may adversely affect the value of the Notes.

•
Credit risk. Actual or anticipated changes in Royal Bank’s credit ratings, financial condition or results of operations may affect the value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the Notes.

These factors may influence the market value of your Notes if you sell your Notes before maturity.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  Wells Fargo Securities, LLC and other affiliates of Wells Fargo Securities, LLC may make a market for the Notes; however, they are not required to do so.  Wells Fargo Securities, LLC or any other affiliate of Wells Fargo Securities, LLC may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

 Potential Conflicts of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of determining the level of the Reference Rate in the event that the Reference Rate is not determined by reference to the designated LIBOR page. As a result, even though the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

Fixed to Floating Rate Notes, Due February 24, 2020

HISTORICAL INFORMATION

The following graph sets forth the Reference Rate for each day in the period from January 1, 2002 to February 21, 2012.  Any historical upward or downward trend in the level of the Reference Rate during any period shown below is not an indication that the interest payable on the Notes is more or less likely to increase or decrease at any time during the floating rate period

The Reference Rate was 0.49260% on February 21, 2012.

Fixed to Floating Rate Notes, Due February 24, 2020

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011 and the product prospectus supplement FIN-1 dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement FIN-1. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement FIN-1 and the accompanying prospectus supplement and prospectus in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement FIN-1 dated January 28, 2011 and “Additional Risk Factors” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Product Prospectus Supplement FIN-1 dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000316/m127115424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Fixed to Floating Rate Notes, Due February 24, 2020

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge risks of Royal Bank of Canada associated with its obligation to pay the amounts due under the Notes. The initial public offering price of the Notes includes the underwriting discount and commission and the structuring and development costs indicated on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the Notes.

We have hedged our obligations under the Notes through an affiliate of Wells Fargo Securities, LLC and one of our affiliates, and we may in the future adjust our hedge.  Our cost of hedging will include the projected profit that such counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

The hedging activity discussed above and the underwriting discount and commission and structuring and development costs may adversely affect the market value of the Notes from time to time. See “Additional Risk Factors — The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the Notes and certain hedging costs are likely to adversely affect the price at which you can sell your Notes” in this pricing supplement for a discussion of these adverse effects.

Fixed to Floating Rate Notes, Due February 24, 2020

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus, prospectus supplement and product prospectus supplement, is a general description of the material U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus under “Tax Consequences – United States Taxation”, prospectus supplement under “Certain Income Tax Consequences – United States Taxation” and product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. You should consult with your own tax advisor concerning the consequences of investing in and holding the Notes.

In the opinion of our counsel, Morrison & Foerster LLP, the Notes should be treated as variable rate debt instruments providing for stated interest at a single qualified floating rate or at a single fixed rate and one or more qualified floating rates.  Under Treasury regulations applicable to such instruments, you generally will be required to account for interest on the Notes as described below.  If the Notes are treated as providing for stated interest at a single qualified floating rate, you will be required to include stated interest in income according to your method of accounting for U.S. federal tax purposes. If the Notes are treated as providing for stated interest at a single fixed rate and a qualified floating rate, the Notes may be treated as issued with original issue discount (“OID”).   To determine the amount of OID on the notes, you will be required to construct an “equivalent fixed rate debt instrument” for the Notes and apply the general rules applicable to debt instruments described under the section of the prospectus entitled “Tax Consequences – United States Taxation.”  The applicable rules require (i) replacing the initial fixed rate by a “qualified floating rate” that would preserve the fair market value of the Notes, and (ii) determining the fixed rate substitute for each qualified floating rate.  The fixed rate substitute for each qualified floating rate is the value of the qualified floating rate on the issue date of the Notes.  The equivalent fixed rate debt instrument is the hypothetical instrument that has terms that are identical to those of the Notes, except that the equivalent fixed rate debt instrument provides for the fixed rate substitutes in lieu of the rates on the Notes.  Under these rules, the equivalent fixed rate debt instrument will have stated interest equal to the fixed rate substitutes.  The amount of OID is determined for the equivalent fixed rate debt instrument under the rules applicable to fixed rate debt instruments and is taken into account as if the holder held the equivalent fixed rate debt instrument.  Please see the accompanying discussion in the prospectus under the section entitled “Tax Consequences – United States Taxation – Original Issue Discount” for a discussion of these rules.  Under these rules, based on the Reference Rate in effect as of the date of this pricing supplement, we expect that the Notes may be issued with no more than de minimis OID.  You will be required to make appropriate adjustments for interest actually paid on the Notes.  Qualified stated interest and OID, if any, allocable to an accrual period must be increased (or decreased) if the interest actually accrued or paid during an accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument. This increase or decrease is an adjustment to qualified stated interest for the accrual period if the equivalent fixed rate debt instrument provides for qualified stated interest and the increase or decrease is reflected in the amount actually paid during the accrual period.  Otherwise, this increase or decrease is an adjustment to OID, if any, for the accrual period.

A U.S. holder will generally recognize gain or loss on the sale, exchange or maturity of the Notes equal to the difference between the amount realized on the sale, exchange or maturity and the holder’s tax basis in the Notes.  A U.S. holder’s tax basis in the Notes will generally be the amount the holder paid for the Notes increased by any OID previously included in income and decreased by any payments on the Notes that are not qualified stated interest payments. Such gain or loss would be capital gain or loss except to the extent attributable to accrued interest not previously included in income. Capital gain of an individual U.S. holder is generally taxed at preferential rates where the holder has a holding period of greater than one year. The deductibility of a capital loss is generally subject to significant limitations.

Fixed to Floating Rate Notes, Due February 24, 2020

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

Non-U.S. Holders. The following discussion applies to non-U.S. holders of the Notes.  You are a non-U.S. holder if you are a beneficial owner of a Note and are for U.S. federal income tax purposes a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Payments made to a non-U.S. holder, and any gain realized on the sale, exchange or maturity of the Notes, generally should be exempt from U.S. federal income and withholding tax, subject to generally applicable exceptions set forth in the rules exempting “portfolio interest” from U.S. withholding tax, provided that (i) the holder complies with applicable certification requirements, which certification may be made on Form W-8BEN (or a substitute or successor form) on which the holder certifies, under penalties of perjury, that the holder is not a U.S. person and provides its name and address, (ii) the payment or gain is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, the holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the Notes.  In the case of (ii) above, the holder generally should be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

Fixed to Floating Rate Notes, Due February 24, 2020

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Notes are being purchased by Wells Fargo Securities, LLC (the “agent”) as principal, pursuant to a distribution agreement between the agent and us. The agent has agreed to pay certain of our out-of-pocket expenses of the issue of the Notes.

From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent will be our swap counterparty for a hedge relating to our obligations under the Notes.

In the future, the agent and its affiliates may repurchase and resell the offered Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or otherwise.

The agent has committed to purchase all of these Notes in the initial public offering of the Notes if any are purchased.

The agent has offered the Notes in part directly to the public at the public offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors, LLC (“WFA”) and Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such price less a selling concession of $10.50 per Note.

   After the initial public offering of the Notes is completed, the public offering price and concessions may be changed by the agent.

   The underwriting discount and commission and the structuring and development costs total $17.83 per $1,000 principal amount of the Notes.

The public offering price of the Notes includes the underwriting discount and commissions and the structuring and development costs received by Wells Fargo Securities, LLC. We have hedged our obligations through an affiliate of Wells Fargo Securities, LLC and one of our affiliates.  Our cost of hedging will include the projected profit that such counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Use of Proceeds and Hedging” in this pricing supplement.

Proceeds to be received by Royal Bank of Canada in this offering will be net of the underwriting discount, commission and expenses payable by Royal Bank of Canada.

The Notes are new issues of Notes with no established trading markets. We have been advised by the agent that the agent intends to make a market in the Notes. However the agent is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

Settlement for the Notes will be made in immediately available funds. The Notes will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the Notes is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

Royal Bank of Canada has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

No action has been or will be taken by Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus and prospectus supplement in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying product prospectus supplement, prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent.

Fixed to Floating Rate Notes, Due February 24, 2020

For the following jurisdictions, please note specifically:

Argentina

Royal Bank of Canada U.S. Medium-Term Notes program and the related offer of Notes and the sale of Notes under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the Notes been requested on any stock market in Argentina.

Brazil

The Notes may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying product prospectus supplement, prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying product prospectus supplement, prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying product prospectus supplement, prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The Notes offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Taiwan

The Notes may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

Fixed to Floating Rate Notes, Due February 24, 2020

TERMS INCORPORATED IN THE MASTER NOTE

All of the terms appearing above the item captioned “Listing” on pages PS-2 and PS-3 of this pricing supplement and the applicable terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement FIN-1 dated January 28, 2011, as modified by this pricing supplement.